Exhibit 99.2

Greif, Inc.
Third Quarter 2022 Earnings Results Conference Call
September 6, 2022

COMPANY PARTICIPANTS
Ole G. Rosgaard – Greif, Inc., Chief Executive Officer
Lawrence A. Hilsheimer – Greif, Inc., Chief Financial Officer & Executive Vice President
Matt Leahy – Greif, Inc., Vice President, Corporate Development and Investor Relations

OTHER PARTICIPANTS
Adam Josephson – KeyBanc Capital Markets Inc., Research Division
Cashen Keeler – Bank of America Securities, Research Division
Tom Digenan – Robert W. Baird & Co. Incorporated, Research Division
Gabe Hajde – Wells Fargo Securities, LLC, Research Division
Justin Bergner – Gabelli Funds, LLC
Michael Hoffman – Stifel Financial Corp., Research Division
Mark William Wilde – BMO Capital Markets Equity Research

MANAGEMENT DISCUSSION SECTION
Operator
Good morning, and welcome to Greif's Third Quarter 2022 Earnings Conference Call.
I would now like to turn the conference over to Matt Leahy, Vice President of Corporate Development and Investor
Relations. Please go ahead.

Matt Leahy
Thanks, and good morning, everyone. Welcome to Greif's Third Quarter Fiscal 2022 Earnings Conference Call. This is
Matt Leahy, Greif's Vice President of Corporate Development and Investor Relations, and I'm joined by Ole Rosgaard,
Greif's President and Chief Executive Officer; and Larry Hilsheimer, Greif's Chief Financial Officer.

We will take questions at the end of today's call and in accordance with the Regulation Fair Disclosure, please ask questions regarding issues you consider important because we are prohibited from discussing material nonpublic information with you on an individual basis. Please limit yourself to one question and one follow-up before returning to the queue.

Please turn to Slide 2. As a reminder, during today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we will be referencing certain non-GAAP financial measures and reconciliation to the most directly comparable GAAP metrics can be found in the appendix of today's presentation.

And now, I'll turn the presentation over to Ole on Slide 3.

Ole G. Rosgaard
Thanks, Matt, and good morning, everyone. Following on our formal introduction of the Build-to-Last strategy at our June
Investor Day, we are very pleased to present our third quarter results. We delivered both earnings and EBITDA growth against the historically strong Q3 '21 comp and during a time of economic uncertainty, record inflation, continued
supply chain pressures and the ongoing pandemic. We delivered third quarter adjusted EBITDA of $251 million and adjusted EPS of $2.35.

But perhaps most impressively, we delivered a record single quarter adjusted free cash flow of $175.8 million. These results are indicative of the Build-to-Last strategy's, powerful value creation when executed effectively by our exemplary global Greif team. Our company has also achieved a milestone by ending the quarter below our target leverage ratio range, opening up significant opportunities to accelerate our capital allocation priorities and deploy capital to drive shareholder value and grow our business.

Our confidence in the Greif team's ability to produce continued strong results had led us to raise our expected fiscal 2022 guidance, as Larry will discuss later.
Please turn to Slide 4 to begin discussion of our detailed results. Global Industrial Packaging delivered an excellent third quarter. We continue to see solid demand across our global resin-based portfolio with plastic drums down low single digits and IBCs up 10% per day versus a strong prior year comp.

Global steel drum volume fell by mid-single digits per day versus the prior year on late quarter weakness in EMEA and
APAC driven by customer challenges around raw material availability, supply chain and labor disruptions and inventory rebalancing, which impacted order patterns.

Our North American end markets remained stable, and our LATAM business continues to outperform with strong volumes across the ag chem, citrus and lubricant end markets. As a reminder, our GIP business benefits from a portfolio effect of mixed geographic product and end market exposures as discussed at Investor Day.

Adjusted EBITDA decreased year-over-year by approximately $29 million. We are proud of our team's ability to largely offset multiple headwinds when viewed against the historically high performance of third quarter 2021. In addition to the absence of a $10 million contribution from FPS that benefited the previous year as well as a higher year-over-year incentive accruals. The team has also been excellent at taking steps to offset the previously discussed $100 million onetime full year 2021 benefits related to last year's historic one up in steel prices. Much of the impact of that tailwind occurred during the second half last year.

Our teams also faced the continued headwinds of non-raw material inflation, but we're diligent in passing along costs ahead of the inflationary curve. Our global GIP team has exemplified relentless execution and discipline during these challenging times.

Please turn to Slide 5. Paper Packaging's third quarter sales rose by $131 million versus the prior year due to steady and solid volumes in all paperboard grades and higher average selling prices. Adjusted EBITDA rose by $42 million versus the prior year due to higher selling prices, partially offset by higher raw materials, notably a $10 million headwind related to higher OCC costs, higher incentives and the continued and substantial headwinds of transportation, labor and energy inflation.

Third quarter volumes in our CorrChoice sheet feeder system were down 3.5% per day compared to the historically strong Q3 '21, in line with industry box demand, but remain 10% above pre-pandemic levels. Third quarter tube and core volumes were down 2.4% per day versus the prior year due to softness mainly in film and textile end markets being partially offset with strength in our order key end markets as well as our growing adhesive business.

As some may know, we had a fire in one of our production lines at our Riverville mill towards the end of July. Most importantly we are happy to report that all of our colleagues are safe and unharmed from the events. Thanks to the dedicated efforts of those colleagues, the fire resulted in only 20 days downtime at 1 of our 2 lines at the mill.

The team did an excellent job of bringing the line back to operation in a short timeline. The time focused on that incident led us to determine we should defer our planned 13 days of maintenance downtime into next year. As a result of that shift, the fire will result in a loss of net 7 days of production during the fourth quarter, equivalent to approximately 9,000 tons.
That is factored into our fourth quarter guidance.

I will now turn it over to our CFO, Larry Hilsheimer, on Page 6.

Lawrence Allen Hilsheimer
Thank you, Ole. Good morning, everyone. Our third quarter results demonstrate our team's ability to perform despite substantial ongoing headwinds. Despite a combined $59 million of non-volume-related raw material, transportation, labor and energy cost headwinds in the quarter, we delivered adjusted EBITDA of $251 million, well ahead of prior year.

You will note that our EBITDA growth was driven by our Paper Packaging business, which had existing strength during the quarter where GIP was faced with several headwinds and a difficult prior year comparison. The portfolio effect provided by these businesses act to create stability of earnings over the long term for Greif, and this quarter is no exception. We have included in the appendix of today's presentation, a slide from Investor Day, which displays this dynamic over the past 7 years.

During this quarter, we also grew earnings by over 20% with adjusted earnings per share of $2.35, and most impressively, produced record free cash flow of over $175 million during the quarter. This cash generation provides proof of another of our core messages from Investor Day, the resilience of the Greif Business System as a highly generative cash machine regardless of business cycles. Our teams are also executing below the line, where interest expense was a year-over-year benefit to earnings of $0.12 a share as a result of our deleveraging efforts and our favorable refinancing. Tax expense was a $0.09 negative year-over-year earnings impact, primarily due to higher income in the United States.

Please turn to Slide 7. We are again increasing our fiscal 2022 guidance as a result of our team's extraordinary efforts in continuing to deliver for our customers and managing well through an inflationary environment. We are raising the midpoint of our adjusted earnings per share guidance by $0.40 to $8 a share for fiscal '22, reflective of our strong third quarter performance and confidence in our ability -- our team's ability to deliver results to round out the year. We are also raising our free cash flow guidance for fiscal '22 with a new range of $415 million to $445 million.

Continued outperformance on the operating line, coupled with improving net working capital management and slightly lower Capex is driving the upside. We anticipate these net working capital benefits to continue to support strong free cash flow into 2023.

Finally, you will find a slide with key modeling assumptions in the appendix of today's deck for use as needed.
Please turn to Slide 8. Reflecting back to our Investor Day and the promise we made to continue to provide value to shareholders, we are increasing our quarterly dividend by 8.7% to $0.50 on A shares and $0.75 on B shares. In addition to raising our dividend, we continue to repurchase shares as announced at Investor Day.

Our increasing dividend and commitment to share repurchases offer a compelling shareholder return opportunity.
Furthermore we have reached yet another milestone in delivering our balance sheet to below our target leverage ratio target. The strength of our balance sheet affords us the flexibility to pursue new opportunities to deploy capital opportunistically in the coming year. Our acquisition pipeline remains robust, and we are excited about the opportunities to further grow our business.

With that, I'll turn things back to Ole on Slide 9.

Ole G. Rosgaard
Thanks, Larry. To sum up our thoughts, we are extremely proud of our team's performance in the past quarter. As discussed at our Investor Day, our focus and disciplined execution on the 4 missions of our Build-to-Last strategy ensures that we will deliver exemplary performance in any economic environment.

Included in the appendix for today's presentation is a summary of our key messages from Investor Day. We are confident in the ability for our Build-to-Last strategy to drive long-term value creation, and this quarter is a prime example of that strategy in action.

Thank you for your interest in Greif. Operator, can you please open the line for questioning.

QUESTION AND ANSWER SECTION

Operator
Our first question comes from Ghansham Panjabi from Baird.

Tom Digenan
Hi, this is actually Tom Digenan filling in for Ghansham. For my first question, could you characterize fundamentals in PPS as you see them right now? We've seen containerboard momentum for the industry pull back somewhat recently. So I'm wondering how we should think about demand now and going forward relative to earlier this year?

Ole G. Rosgaard
We saw towards the end of the quarter a slight weakening in demand. But I will stress that our demand is still solid, and our backlogs are still around 7 to 8 weeks.

Tom Digenan
Got you, that’s helpful. And then could you also characterize the macro in each region? And also, how would you say dynamics have evolved since Investor Day? And then also any commentary around what you're seeing across the European customer base as it relates to net cash shortages would be helpful as well.

Ole G. Rosgaard
Sure. I can just -- we can walk around the world. If we start out in APAC, what we see out there is basically the effect of the continued lockdowns in China. Those lockdowns prevents transportation across the Chinese regions, and that puts a damper on some demands. We also see end markets like auto, like construction being affected. That means that there's less demand for paint, less demand for silicon, which all gets transported in our packaging, and also the increased supply chain cost has an effect on the whole region. So that's really why we see a weakening in that region.

For Europe or for EMEA, we also see some weakening, not to the extent of APAC at the moment. That is really caused by several things. One is the conflict in Ukraine, it's the inflation in energy prices, gas restrictions that causes companies to basically take down capacity for cost reasons. We do see pockets in EMEA where our demand has remained strong. But in terms of all the materials that goes into order production and some consumer goods are weak.

In North America, we see weakness to a lesser extent, but we do see the same picture in terms of auto, which has an effect on paint and some types of chemicals. LATAM is strong. And overall, we see strong demand in ag chem. We see strong demand in food-related packaging as well.

Operator
Our next question comes from George Staphos from Bank of America.

Cashen Keeler
This is actually Cashen Keeler covering for George today. So I guess just heading into '23, would you be able to provide any initial color on that for both segments? And then what might be your biggest risk margins as well?

Lawrence Allen Hilsheimer
Yes, '23 is a long way off, yet particularly given the uncertainty of the economic path here, I mean, obviously, even the
Fed is struggling with that. So I mean, we're working hard at building out our budget plans now and we'll be well prepared to talk about that in the fourth quarter call.

Operator
Our next question comes from Adam Josephson from KeyBanc Capital Markets.

Adam Jesse Josephson
Larry, would you mind just going through your volume trends by months in the quarter as well as in August? In other words, compared to the down 2.8 in fiscal 3Q, can you tell us what each of the 3 months was as well as what August was? And relatedly, what your volume expectation for 4Q is embedded in your updated full year guidance?

Lawrence Allen Hilsheimer
Yes. We -- like we had talked at Investor Day on where May and June were, so they weren't showing really any signs of weakness. Things tailed off a bit in July, leading to the results we published. As we look at August, it continues the trend that we saw in July. And Ole went through where we're seeing steel sort of -- it's looking down that mid-single digits kind of number on steel.

IBCs remain positive, up even in August, and our sheet business remained strong in paper, as he mentioned, our backlogs are still close to 8 weeks in our paper business. So a lot of mixed signals, Adam. But overall, things are a little weaker, but nothing that is overly concerning at the moment.

Adam Jesse Josephson
I appreciate that. And just related to the comment about the 7 to 8 week backlogs in your paper business. Obviously your volumes were down in fiscal 3Q. Obviously you took your OCC guidance down by $10 a ton. Can you tell me what you're expecting in terms of the OCC decline in September? And relatedly, if your backlogs are still strong in your paper business, why do you suppose the OCC prices would be falling by as much as they are?

Lawrence Allen Hilsheimer
Yes. We've built in -- it's 127 in August, then we reflected going down to 107 for September and October. We -- you are seeing people taking a lot of different maintenance downtime within the industry. And I do think that there is some weakness out there that's driving down the demand a bit in the paper industry. But we continue to do well against our specialty businesses. Our URB and CRB businesses are -- continue to be strong. There are some pieces that are showing weakness, but others not. I mean, you've got residential construction, well, while you may see housing starts down, you still have housing completions up year-over-year over a strong '21.
Actually, permits went up in July year-over-year. So -- we're seeing, for example, if you look down in our URB business, carpet and floor cores and roofing cores are actually up 6% and 12% August over August. You got now construction tubes, which goes more into commercial construction, is down 6%. So it's just a mixed bag across the portfolio. And like I said, on balance, still pretty good for us.

Ole G. Rosgaard
And Adam, when you follow housing, you have to remember that when you sign a contract to build a house, that house will be built from now and then 9, 12 months into the future, and you can't stop that. So you will see demand for housing-
related products continue well into 2023.

Operator
Our next question comes from Mark Wilde from BMO.

Mark William Wilde
Ole, can you just talk with us a little bit first about how you think about your ability to hold on to these recycled boxboard price gains? I've kind of lost track at this point, but it seems like we've got about $400 to $450 worth of price hikes out there in the last 18 months. And if OCC is a little over $100 right now, that's really not terribly much higher than it was 2 or
3 years ago. So it seems like you've picked up quite a bit of spread there. And I'm just curious about your ability to retain that spread and how you think about that?

Ole G. Rosgaard
The way I think about it, Mark, is really it's a supply and demand issue. I mean this is very -- put it very simple.

Mark William Wilde
And can you also -- can you talk a little bit around your leverage targets and whether you might be willing to operate below the low end, below that 2x number for some extended period of time?

Lawrence Allen Hilsheimer
Yes, Mark, we don't find that terribly capital efficient, but we're not going to be crazy to deploy the capital and chase things that don't make sense. So to the extent that there is nothing for us to acquire that is attractive, we could see that fulsome. But as I mentioned in my prepared remarks, our acquisition pipeline is very robust. We are looking at a number of things. We'll remain disciplined in deploying that capital. But yes, if we don't execute on any of those, I could see us being down for a while so that we have that dry powder to do things. And then we'll continue to look at returning more and more capital to our shareholders to the extent that we don't. But -- so we're not going to be rash about it, but I wouldn't anticipate us falling dramatically below that for a long period of time.

Mark William Wilde
And finally, Larry, just on the M&A front, can you just give us a sense of what you're seeing out there from sellers?
Because it's clearly a really tough financing market for the private equity buyers. And that it seems to me it's kind of frozen at this point. I'm just curious if you're seeing an awful lot of sellers just pull back from the market right now.

Lawrence Allen Hilsheimer
We're not. We're actually seeing lots of opportunities, but they're not huge opportunities. I mean we're not talking
Caraustar-sized deals, Mark, by any stretch. But we look at this as an opportunity for us. Obviously to the extent that they're having more difficulty financing, we don't have any trouble financing. We have the dry powder to be able to do this very rapidly, and we'll take advantage of that in the market to the extent that we're able to find transactions that make sense for us and that fit our target objectives.

Operator
Our next question comes from Michael Hoffman from Stifel.

Michael Hoffman
I'd like to tackle the overall commodity book, and you've alluded to fiber, the OCC trend. But could you share with us your thoughts about your mix of resins, steel trends going into 4Q? And how we think about that comparative year-over-year?

Ole G. Rosgaard
Hello, Michael, this is Ole. Are you thinking of like raw material prices?

Michael Hoffman
Yes.

Ole G. Rosgaard
So we have obviously seen a steady, but not dramatic decline in raw materials over the period. We expect to see a continued, sort of, slight decline of raw materials towards -- from now and towards the end of the year. We don't expect anything dramatic on that front at all. And that goes to both steel and resin.

Michael Hoffman
And then on the -- Larry, on the Capex side, is the intention that that gets rolled into next year? Is this a supply chain issue? And that's -- you're trying to deploy it, but you can't find the things you want to buy. Just to understand why?

Lawrence Allen Hilsheimer
Yes, that's it, Michael. And it's a bit frustrating for us because that's been a continuing story for the last 3 years, unfortunately, 3 years ago it was sort of a unique situation on a large piece of equipment. But then last year, as the supply chain difficulties became more pronounced than that became an issue.

We thought until like 3 weeks ago that we were still going to be in good shape on not having to lower our Capex spend this year, but then we got told some equipment wasn't going to come in. So yes, it's all supply chain related. It's not anything related to desire or capability. And so it will go into next year. And we do have plans, as we've announced about having a new Southwest sheet feeder next year. So that's a major capital spend that will fall into the guidance we'll give for next year.

Michael Hoffman
And if I can just tweak out a little then, given the trend -- I get you're not giving guidance, but just so everybody is modeling intelligently, given the trend on the raws, by definition numbers year-over-year are tighter, we're having a flat to slightly down conversation, which nobody should be surprised about, but that's the way to think directionally?

Lawrence Allen Hilsheimer
Yes. I think that's the way to think about it. The one thing that I would talk is as that occurs, cash generation just goes
up. I mean, because the need for working capital declines, the collection on receivables and those things play out. So we -- as you would expect, when we modeled out, doing the stock repurchases and the dividend increase, we modeled out a bunch of scenarios. And even in a really tough drop, which we don't anticipate. I mean, we're talking 20% declines in EBITDA over the next couple of years; we still are just printing cash. And getting our leverage ratio will remain down below our target range, even if we do some decent-sized acquisitions. So yes, we may see that fall off in earnings if the economy goes south, but cash flow is going to be strong.

Operator
Our next question comes from Gabe Hajde from Wells Fargo.

Gabrial Shane Hajde
Real quick, as we think about, I guess, energy volatility and what could happen over the winter months. Can you give us any sort of framework in terms of regional profitability to the extent that you have to -- your customers perhaps move where they're manufacturing their product and any potential capacity limitations that you might have? So -- and again,
I don't know specifically, but for example, in Germany, if someone is trying to make XYZ product and they choose to making it in the United States, again, to the extent they have the capability. Is there anything that we should be mindful of that could impact profitability?

Lawrence Allen Hilsheimer
Yes. I think -- I wouldn't -- I don't think you'll see a lot of that, Gabe. I think to the extent that we see movement, you generally will see like in May, it might move to -- we've seen things move to Saudi Arabia before and our plants down there. We see things move oftentimes into China, but China is difficult right now, obviously, with all the shutdowns they have there. But to the extent that they would move to the United States, for us, that's a very good answer. That'd be like really good. But we just -- we haven't seen much of that in the past. I think the migration would be more the kind that I just mentioned. I don't know if you have other thoughts on that.

Gabrial Shane Hajde
No, I agree.

Ole G. Rosgaard
And also just remember, if we talk about ourselves, so our mills, they consume 70% of our energy and that's in the U.S., and we obviously have no energy issues with supply here. It's more in Europe. We see that.

Gabrial Shane Hajde
All right. And then just one quick one to dial in, I guess, this fire issue, which was fortunate that no one was injured. 9,000 tons of downtime, if I assume maybe $300 a ton of under absorbed fixed overhead, maybe a $3 million headwind or so to fourth quarter. Is that -- I mean, what, maybe less than 5, is that fair?

Lawrence Allen Hilsheimer
Yes, that's roughly -- and obviously, it's already built into our guidance. Gabe, we didn't build anything into the fourth quarter for any kind of business interruption recovery because we don't know the timeline of when that might occur. We're obviously working on that. But we've got high deductibles against that stuff anyway. So it's not going to be substantial. So
I didn't put anything in for that.

Operator
Our next question comes from Justin Bergner from Gabelli Funds.

Justin Laurence Bergner
On past calls, you've bridged the change in guidance from one quarter to the next. And I was wondering if you might be able to do that for the earnings guide, maybe breaking it down into sort of benefit from lower OCC below the line of that and other factors? And maybe for free cash flow, if you could do the similar thing between operating capital and Capex?

Lawrence Allen Hilsheimer
Happy to do it. So yes, so our guidance for that midpoint was $7.60 on Q2. Operations other than our paper business, price and OCC, which I'll break out separately. So operations across both businesses, driven mostly by GIP was a pickup of about $0.17. PPS pricing on mix because we had built in price increases that we knew we had already announced and executed but the mix left us with about $0.12 pickup. The OCC drop relative to what we had built in before. It came out at
143 a ton versus 152, what we had in is $0.24. Interest expense on some of the variable part of our interest expense was
$0.05 bad guy. Some other expenses, just unrealized net currency loss and that kind of thing was $0.06 and tax and other was $0.02, so $0.05, $0.06 and $0.02 on the negative. So that should walk you from $7.60 to $8. I'll pause and see if you get all -- did you get all that?

Justin Laurence Bergner
Yes, that's great. The positive operations across the business is mainly GIP, that's $0.17. Could you just provide a little bit more color there? Was that just better execution, better volume?

Lawrence Allen Hilsheimer
Yes, really disciplined execution on selling prices relative to non-raw material price increases, and we got a little bit of benefit of some timing on the decline in some of the steel did played well for us, so minor amounts there. So it's just a combination of those things. And then in PPS, some more integrated tons where we have -- it plays out better for us in our specialty products, in our CorrChoice operation and our tube and core business. So a combination of all of those things amounted to that $0.17 lift.

From a cash flow side, I'll do the same walk. We started at 4.10 was the guidance on that same operation. It's going to be the same elements, obviously, but $1.9 million on those operations, $7.1 million on the pricing, $14.5 million on OCC, interest expense down 3.2. Adjusted Capex was up because we spent less than we expected to 6.6 and -- or we are going to spend less than we expected, as I just discussed. And then other things, cash taxes, other miscellaneous stuff is a negative 6.9.

Justin Laurence Bergner
Second question I had was on repurchases. You repurchased 60 million in the quarter. I assume that 10-Q will speak to sort of the price at which you repurchased. I mean, should we think of -- I mean, that's not a significant amount of dollars relative to your market capitalization. Should we think of that as something that you will continue to do in subsequent quarters unless the M&A activity picks up? Or was it more onetime?

Lawrence Allen Hilsheimer
No. We had announced at Investor Day that we did -- we executed on the $75 million ASR program. So if you look at our cash list, I mean, you actually see 2 entries related to it. And it breaks it into the pieces of $60 million and $15 million, and you get delivered 80% of that on the day 1, and that stuff impacts earnings per share, and I'll come back to that impact in a minute.

You don't really know the price that ultimately gets paid until the ASR program gets filled out, which will happen over the rest of this year. And then we also plan to do another $75 million in open market, which probably will be about 2/3 B shares and 1/3 A shares, but that will play out how it plays out in the market.
Coming back to the earnings per share impact, $0.01 a share in this quarter of lift on earnings per share, another $0.03 in
Q4. So $0.04 for the whole year. And if it plays out the way we think it is, on that first $75 million, it will be about $0.15 for the whole year next year. We'll execute on the other $75 million open market.

Hopefully, it has way less impact per share because, hopefully, our stock price goes up and it cost us more money to buy it back.

Justin Laurence Bergner
And then just lastly, the $100 million headwind from price cost versus the benefit in '21, is that still sort of the right number? Has it become a little bit larger or smaller?

Lawrence Allen Hilsheimer
No, no, it's -- that number was fixed. I mean that was what we got out the rapidly increasing prices last year that just wasn't going to repeat this year and didn't. And we've lost more than that as we've gone through the year just in the normal playback through volume decrease and stuff. The $100 million is a fixed number.

Operator
Our next question comes from Adam Josephson from KeyBanc Capital Markets.

Adam Jesse Josephson
Larry, just one follow-up on the volume question I had earlier, which is, if you were down 3% in 3Q, July was the worst.
And then you said, I think, August was trending fairly similarly to July. Should we assume that July was down 5%, if not more, as was August?

Lawrence Allen Hilsheimer
I don't remember what July was down actually, I don't even -- do you know that, Matt?

Matt Leahy
I don't have that in here, no.

Lawrence Allen Hilsheimer
I don't have that -- but I mean if I look at August versus July on steel globally, it's upper single -- mid to upper single digits, but I hesitate on that because so much of it is driven by China and just what's slowed down there.

Ole G. Rosgaard
And Adam, what you also have to remember, Adam, is the -- we're obviously pushing our inventories down, so are our customers. And there comes a point where you need to replenish your inventories. So whether it's 50%, I don't know, but there is an element of that. So you will see customers starting to -- once they come to the end of that cycle, starting to increase their purchase again or their demand again.

Adam Jesse Josephson
Right. No, I'm just trying to figure out what a reasonable volume expectation is for fiscal 4Q. In other words, what is embedded in your guidance? I assume it's down more than 3%, but I obviously don't know that.

Lawrence Allen Hilsheimer
Well, yes, I said mid-single digits. Yes.

Ole G. Rosgaard
It's about that.

Lawrence Allen Hilsheimer
It's on steel and plastic. Yes. So that's about right.

Adam Jesse Josephson
I was talking total company, but okay. Yes. And then regarding Mark asked about the sustainability of these URB and containerboard prices, given what's happening to OCC prices and the historic spread between the two and your response was, it's all supply/demand. So volumes are falling in tubes and cores and in containerboard. So is it reasonable to think in light of that that these -- I mean, based on the demand trends that you're seeing in tubes and core and containerboard, is there any reason to think that these prices are sustainable?

Lawrence Allen Hilsheimer
I mean we don't comment on future prices, Adam. I mean you can obviously make your assumptions. We're very comfortable that our business is going to continue to operate well. We're going to obviously try our best not to give up price because it's very valuable to us. But to the extent that demand drops dramatically in the market. Yes, I mean, it's going to follow supply demand. So if you're projecting that demand is going to drop, I think it's not an unreasonable expectation that prices would at some point come down.

Adam Jesse Josephson
Yes. Just one last thing along those lines, and I appreciate that, is URB versus containerboard. URB has historically been more economically sensitive than containerboard because a lot of containerboard goes into food and beverage and other nondurables. What do you think a reasonable expectation is for URB versus containerboard demand if we are going into a pretty meaningful recession over the next year or so?

Lawrence Allen Hilsheimer
I mean, our URB, the end markets it goes into is extremely diverse. I mean if you go back and you look at the pie chart stuff that we've provided over time, I mean, it's extremely diversified. So -- but it's different than containerboard. I mean it's -- there's a lot of differences in the end market. So I don't think they correlate that closely, and I don't think it is fair to assume that they're worse.

Ole G. Rosgaard
Yes, there's 2 points. As we also explained during Investor Day, we rebalanced our portfolio. So we have a lesser extent of containerboard in our overall portfolio. And just a comment on demand. So on URB, the demand is stable, which indicates that there's no -- there will be no price pressure, at least at the moment. And also CRB, you have strong demand.

Adam Jesse Josephson
Whereas in containerboard, Ole, demand?

Ole G. Rosgaard
I didn't comment on containerboard.

Lawrence Allen Hilsheimer
We talked about our backlogs, our backlogs remain the same.

Ole G. Rosgaard
Exactly, yes.

Operator
Our next question comes from Mark Wilde from Bank of Montreal.

Mark William Wilde
Can you give us any color on just where you're thinking about the best internal reinvestment opportunities? In other words, if you're going to invest, kind of, on projects -- capital projects in your existing businesses over the next 2 to 3 years? What's that going to be focused on? Is it more sheet plants? Is it some mill upgrades? Is it IBC build-outs? What would that pie chart look like?

Lawrence Allen Hilsheimer
Yes. I mean, Mark, if you go back and I appreciate you weren't at Investor Day for a very good reason, at least from my opinion. But we're going to do the sheet feeder in Southwest, which is a significant spend next year, will get us over integrated in the containerboard space. We're going to spend -- continue to spend in the IBC space, it's a primary focus of us. Small plastics, I think Jerry cans and that expanding our business from where we have in isolated places around the world where we're -- a very attractive business for us.
You'll see us spending more and more on automation and just recognizing, of course, labor components and upgrading our facilities, those kind of things. Those are the primary focus. Did I miss anything?

Ole G. Rosgaard
No. I think you got it.

Mark William Wilde
And I'm just curious, are there any opportunities you think that potentially recapitalize in the URB business? I mean if you look at sort of across the industry, there are a lot of old cylinder machines that are probably 80 or 90 years old. And so I'm just curious about the potential to perhaps recap some of that capacity?

Ole G. Rosgaard
Yes. It's something that we've looked at, Mark, I would say to you that our team has not yet been able to convince me that the returns from that type of investment on a wholesale basis make any sense for us. People like to play out 20 and 30 year curves and you modify one assumption an 8th of a percent and it changes the answer. And so, I mean, we'll continue to examine it, and we will spend money to the extent needed to make sure that the plants continue to operate well, and we'll continue to explore whether something of the nature you mentioned makes sense. But so far it hasn't.

Operator
Our next question comes from Michael Hoffman from Stifel.

Michael Hoffman
A lot of questions with regards to the economy and supply demand. How do you think of your own channels and what's in your, sort of, channels as far as inventory? What your customer channel looks like? And then what your competitor channels look like? That ultimately will be the major shock if there's -- if we're overstuffed.

Ole G. Rosgaard
Yes. I mean we have some places in the world, Michael, where we had some excess inventory related to concerns about supply chain. We -- I have been working that down and will continue to do so. That obviously was one of the big drivers of cash flow in this quarter year-over-year was a dramatic improvement in working capital, and that focus will continue.

In terms of inventories of our product and customers, we don't have that many customers who actually keep much of our inventory because you're basically storing air. When you think about it, empty steel drums, empty plastic drums, we do have some customers who actually store them in semitrailers, and some of them, they pay us rent for them actually while they keep them. But that's a small portion of what we have. And I'd say the same thing relative to our competitors in that space. You just don't store that much. And the same goes on the containerboard side. I mean, the box plants don't store a lot of paper waiting to use it. It's more real time.

Michael Hoffman
So the channels aren't overstuffed. So this really comes down plainly to what your perception is about an economic cycle.

Lawrence Allen Hilsheimer
Yes. We -- I mean Ole mentioned that we did have some impact of some supply destocking in the limited group of customers that I mentioned that do store some of our inventory. But we think that's coming to the end. And so we would expect order patterns to pick back up, offset by any further drop in the economy.

Ole G. Rosgaard
Yes. Those inventories are safety stock, Michael. So they're not huge. So they'll come to an end shortly.

Operator
We have no further questions. I would like to turn the call back over to Matt Leahy for closing remarks.

Matt Leahy
Great. Thanks, everyone, for joining today. I hope you found the call helpful. Have a safe, enjoyable week. And thank you again. Take care.

Operator
This concludes today's conference call. Thank you for your participation. You may now disconnect.